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                              THE TIREX CORPORATION
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                  UNANIMOUS CONSENT OF THE EXECUTIVE COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                 MARCH 31, 1999

         The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Tirex Corporation, hereby consent to, authorize, approve, ratify and adopt the following resolutions as though done at a formal meeting:

         ISSUANCE OF STOCK FOR SERVICES TO HYDROCO, INC., 2003892 CANADA INC., AND MICHEL DEBLOIS CONSULTANTS INC.

         WHEREAS, Hydroco Inc. has provided this corporation with electrical layout consulting services represented by Hydroco invoices 2756 and 2798, for which services this corporation was indebted to Hydroco Inc. as at November 10, 1998 and at the date hereof in the aggregate amount of eleven thousand one hundred fifty seven dollars and forty three cents Canadian (Cdn $ 11, 157.43) or approximately seven thousand two hundred eighteen dollars and forty one cents US (US $7,218.41) based upon an effective conversion rate for Canadian dollars into US dollars at November 10, 1998 of Cdn $1.00=US $.64696; and

         NOW, THEREFORE, BE IT,

         RESOLVED, that this Corporation accept the offers of Hydroco Inc., 3003892 Canada Inc., and MDCI to take unregistered shares of common stock of this corporation in full satisfaction of US $6,470, US $18,196, and US $17,286 respectively, owed to them by this corporation.

         RESOLVED, that in connection with the acceptance of such offers that an aggregate of 58,818 shares of this corporation's common stock be issued, in equal amounts of 29, 409 shares, to each of Roma Mailloux Jr. and Serge Lespirance, assignees of Hydroco Inc., that 132,335 shares of this corporation's common stock be issued to 3003892 Canada Inc. and that 144,050 shares of this corporation's common stock be issued to MDCI.

GENERAL

         RESOLVED, that the proper officers of this Corporation are authorized and directed, in the name and on behalf of this Corporation, to make all such arrangements, do and perform all such acts and things and execute and deliver all such certificates and such other instruments, consents, waivers and other documents as they may deem necessary or appropriate in order fully to effectuate the purpose of each and all of the foregoing resolutions.

         RESOLVED,   that  this  consent  may  be  executed  in  any  number  of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same consent.

/s/ TERENCE C. BYRNE
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    Terence C. Byrne

/s/ LOUIS SANZARO
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    Louis Sanzaro

/s/ LOUIS MURO
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    Louis Muro